November 22, 2015

Beth S. DeSimone
CommunityOne Bancorp
1017 E. Morehead Street, Suite 200
Charlotte, NC 28204

Dear Beth,

This letter agreement (this “Agreement”) sets forth the terms of certain agreements made by and among you, CommunityOne Bancorp (the “Company”), and CommunityOne Bank (the “Bank”) relating to the Employment Agreement, dated October 1, 2014, by and among you, the Company, and the Bank (the “Employment Agreement”), and certain related matters in connection with Company entering into the Agreement and Plan of Merger by and between Capital Bank Financial Corp. and the Company, dated as of November 22, 2015 (the “Merger Agreement”).

1.Termination of Employment for Good Reason. Immediately following the Effective Time (as defined in the Merger Agreement) your Service Period (as defined in the Employment Agreement) and employment with the Company and the Bank under the Employment Agreement will terminate without any action on the part of you, the Company, the Bank, or any of their affiliates, and such termination will be treated as a termination of your Service Period and employment for Good Reason under the Employment Agreement.

2.Severance Benefits. Upon termination of the Service Period and your employment immediately following the Effective Time, you will be entitled to all of the payments and benefits set forth in Section 6(a) your Employment Agreement. The parties hereto agree that your “CIC Severance Payment” under the Employment Agreement in connection with such termination will be $1,600,000, subject to paragraph 6 of this Agreement, and that it will be paid to you on the 30th day after termination of your Service Period and employment, subject to you executing the Release of Claims attached hereto and it becoming effective not later than 29 days after termination of your Service Period and employment. For sake of clarity, payment of the CIC Severance Payment is subject to Section 13(b) of the Employment Agreement (relating to Section 409A).

3.Vesting of Restricted Stock. The vesting of all Company Restricted Stock Awards (as defined in the Merger Agreement) that you hold will be accelerated so that they become fully vested as of December 30, 2015, unless forfeited prior to such date under the terms of the governing award agreements. This paragraph 3 and paragraph 4 shall not apply if the Merger Agreement terminates prior to December 30, 2015, or if your employment terminates prior to December 31, 2015, other than as the result of (a) the Company and the Bank terminating your employment without Cause (as defined in the Merger Agreement) or (b) your termination of employment for Good Reason (as defined in the Employment Agreement).

4.Fiscal Year 2015 Bonus. The Company will pay to you a bonus in respect of the 2015 fiscal year on or prior to December 31, 2015, with the amount of such bonus being determined based on actual performance in accordance with your Employment Agreement and the Company’s Short Term Performance Incentive Plan.

5.Stock Options. Prior to the Effective Time, the Company may, subject to your agreement and consent, terminate all or a portion of the Company Stock Options (as defined in the Merger Agreement) held by you or amend such Company Stock Options to shorten the term during which such they remain outstanding after the Effective Time.

6.Golden Parachute and Related Provisions. Notwithstanding any other provision of the Employment Agreement, in the event that any portion of the CIC Severance Payment or any other payment or benefit received or to be received by you (whether pursuant to the terms of the Employment Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. All determinations required to be made under this paragraph 6 shall be made by the Section 280G Firm (as defined below), which determinations shall be conclusive and binding on you, the Company, the Bank, and their affiliates. All fees and expenses of the Section 280G Firm shall be borne solely by the Company. Prior to any reduction in your Total Benefits pursuant to this paragraph 6, the Section 280G Firm shall provide you and the Company with a report setting forth its calculations. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the accelerated vesting of Company Stock Options (as defined in the Merger Agreement) you hold that vest based on the achievement of specified stock prices (and continued employment), (ii) the accelerated vesting of all other Company Stock Options you hold, except any for which the per share exercise price of the option is less than the closing price of the Company’s common stock on the last trading day before the Effective Time, as reported by NASDAQ, with any such reduction being made in reverse order that such options would have vested absent acceleration, (iii) the CIC Severance Payment, and (iv) the accelerated vesting of Company Stock Options not described in the preceding clauses (i) and (ii). Except as may otherwise be agreed upon between you and the Company, the Section 280G Firm will be Pearl Meyer & Partners.

7.Termination of Noncompetition Covenant. Effective as of the Effective Time, Section 8(a) of the Employment Agreement shall terminate and be of no force or effect.

8.Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.

9.Employment Agreement; Entire Agreement. The Agreement forms a part of the Employment Agreement, and the Employment Agreement shall remain in full force and effect except as expressly modified herein. This Agreement embodies the complete agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.Amendment. This Agreement may not be modified or amended, except by written agreement among the parties hereto.

11.Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.Counterparts. This Agreement may be signed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to it principals of conflicts of law principles.

[Signature Page Follows]

Please indicate your agreement and acceptance of the terms and conditions of this Agreement by signing below.

Sincerely,

/s/ Robert L. Reid
Robert L. Reid
CEO and President

Agreed and Accepted:

/s/ Beth S. DeSimone

Beth S. DeSimone

COMMUNITYONE BANCORP

/s/ Robert L. Reid
Robert L. Reid

COMMUNITYONE BANK

/s/ Robert L. Reid
Robert L. Reid

CAPITAL BANK FINANCIAL CORP

By:	/s/ R. Eugene Taylor
Name:	R. Eugene Taylor
Title:	Chairman and Chief Executive Officer

RELEASE OF CLAIMS
THIS RELEASE (this “Release”) is made and entered into as of ____________, 201__, among Capital Bank Financial Corp. (“Parent”), as successor to CommunityOne Bancorp (“Company”), ________________ (the “Bank”) as successor to CommunityOne Bank and Beth S. DeSimone (the “Executive” and together with Parent, Company and Bank, the “Parties”), for the benefit of Parent and Bank. Reference is made to the Employment Agreement, dated October 1, 2014, by and among Company, Bank and the Executive, as modified by the letter agreement by and among Company, Bank and the Executive dated as of November 22, 2015 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meanings provided in the Employment Agreement. The execution of this Release is a condition to the Executive’s right to receive the CIC Severance Payment.
In consideration of the CIC Severance Payment payable under the Employment Agreement and other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Executive represents and agrees as follows:
(a)    The Executive, on behalf of the Executive, the Executive’s dependents, heirs, representatives, agents, successors and assigns (collectively, the “Releasors”), does hereby irrevocably and unconditionally release, waive, and forever discharge Parent and Bank, and their respective divisions, subsidiaries, affiliates, predecessors, successors, assigns, board members, directors, officers, trustees, employees, members, agents, and representatives, (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under contract or under federal, state or local law relating to the Executive’s employment by the Parent, Bank, or any of their affiliates and including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Releasors had, now have, or may in the future have, against each or any of the Releasees arising up to and including the date this Release is executed (including any claims in connection with the Executive’s termination of employment with Parent, Bank and their affiliates and any claim for any compensation that has accrued or is or may be accruable based on any action or service taken or provided at or prior to the date this Release is executed). The Executive acknowledges that the Release includes but is not limited to claims (1) for wrongful dismissal or termination of services, (2) arising under Federal, state or local laws, statutes, orders or regulations that relate to the employment relationship and/or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act, Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act and Dodd-Frank Act, to the maximum extent permitted by law, and in each case any amendments thereto, (3) under any other Federal, State or local statute law, rule, or regulation, or (4) based on contract, tort or common law, or for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, compensation of any kind, injunctive or equitable relief, excepting only claims with respect to the Executive’s vested benefits under the retirement and other employee benefit plans of Parent, Company or Bank in which the Executive participated, if any, rights to insurance continuation and coverage conversion rights required to be offered under “COBRA” or other applicable law, rights to the CIC Severance Payment and other rights under Sections 6(a) and 12 (regarding legal fees) of the Employment Agreement, any rights to indemnification or insurance under Section 6.7 (regarding indemnification and D&O insurance) of the Merger Agreement, rights as a depositor, debtor or customer, and rights as a vested holder of shares (including restricted shares) or options. The Executive acknowledges and agrees that, if the Executive or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against a Releasee with respect to any cause, matter or thing which is the subject of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding.
(c)    The Executive affirms that prior to the execution of this Release, the Executive was advised by Parent and Bank to consult with an attorney of the Executive’s choice concerning the terms and conditions set forth herein, and that the Executive was given up to 21 days to consider executing this Release. The Executive has seven days following the Executive’s execution of this Release to revoke this Release by providing written notice of such revocation, addressed to: [CONTACT]. In the event the Executive revokes this Release, Parent and Bank shall not pay the CIC Severance Payment, and Parent and Bank and the Executive shall be released from their covenants hereunder. This Release shall terminate and be void ab initio if for any reason the CIC Severance Payment is not paid within ten business days following the time provided for such payment in the Employment Agreement.
(d)    The Executive acknowledges that Parent and Bank have specifically advised the Executive of the right to seek the advice of an attorney (at the Executive’s expense) concerning the terms and conditions of this Release. The Executive further acknowledges that the Executive has been furnished with a copy of this Release, and the Executive was given at least 21 days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, the Executive affirmatively states that the Executive has had sufficient and reasonable time to review this Release and to consult with an attorney concerning the Executive’s legal rights prior to the final execution of this Release. The Executive further agrees that the Executive has carefully read this Release and fully understands its terms. The Executive acknowledges that the Executive has entered into this Release, knowingly, freely and voluntarily. The Executive further acknowledges that the Executive is receiving valuable consideration in exchange for the Executive’s execution of this Release that the Executive would not otherwise be entitled to receive
(e)    This Release is the entire agreement between the Parties hereto with regard to the subject matter hereof, and supersedes any prior agreements among the Parties with respect to the Executive’s termination of employment other than the Employment Agreement and any restrictive covenant agreements. This Release may not be amended without the prior written consent of the Parties. No waiver of any obligation under this Release will be effective unless in writing, and will then be effective only for the specific instance of which such waiver was given.
(f)    This Release shall be governed by the law of the State of North Carolina , excluding its choice of laws statutes. To the extent permitted by applicable State and Federal law, venue for all proceedings hereunder will be in Randolph County . If any provision of this Release is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect. Whenever the words “include”, “includes” or “including” are used in this Release, they shall be deemed to be followed by the words “but not limited to”.
(g)    This Release may be executed in counterparts and each counterpart will be deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Release on the date and year first above written.
CAPITAL BANK FINANCIAL CORP
By: _________________________________
Title: ________________________________

[ ] Bank
By: _________________________________
Title: ________________________________

Beth S. DeSimone
_______________________________________